Exhibit 10.435

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.                                    Defined terms are indicated by initial capital letters.  Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.                                    Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

BASIC INFORMATION

1.1                               Certain Basic Terms.  The following defined terms shall have the meanings set forth below:

1.1.1                     Seller:    Sun Life Assurance Company of Canada, a Canadian corporation

1.1.2                     Purchaser:     Inland Real Estate Acquisitions,  Inc.,  an Illinois corporation

1.1.3                     Purchase Price:   Eight Million One Hundred Fifty Thousand and No/100 Dollars ($8,150,000.00).

1.1.4                     Earnest Money:    One Hundred Thousand and No/100 Dollars ($100,000.00) (the  “Earnest Money”), to be deposited in accordance with Section 3.1 below.

1.1.5	Title Company:	Chicago Title Insurance Company 171 N. Clark Street Chicago, IL 60601 Attn: David Kozicki Telephone: 312-223-3117 Fax: 312-223-5800

1.1.6	Escrow Agent:	Chicago Title Insurance Company 171 N. Clark Street Chicago, IL 60601 Attn: Ms. Nancy Castro Telephone: 312-223-2709 Fax: 312-223-2709

1.1.7	Broker:	Robert S. Carter Berkeley Capital Advisors, LLC 831 East Morehead, Suite 650 Charlotte, North Carolina 28202 Telephone: 704.379.1983 Fax: 704.379.1988

1.1.8                     Effective Date:  The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

1.1.9                     Property Information Delivery Date:  The date which is three (3) business days after the Effective Date.

1.1.10              Title and Survey Review Period:  The period beginning on the Effective Date and ending thirty (30) days thereafter.

1.1.11     Inspection Period:  The period beginning on the Effective Date and ending on thirty (30) days thereafter.

1.1.12              Closing Date:  Immediately upon expiration of the Title and Survey Review Period and Inspection Period.

1.1.13              Seller’s Knowledge:  The actual knowledge, without independent investigation, of William M. Barres, Seller’s Investment Officer.

1.2                               Closing Costs.  Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Title Commitment required to be delivered pursuant to Section 5.1	Purchaser

Premium for standard coverage form Title Policy required to be delivered pursuant to Section 5.4	Purchaser

Premium for any upgrade of Title Policy to extended coverage and any endorsements desired by Purchaser.	Purchaser

Costs of Survey Update or any revisions, modifications or recertifications thereto	Purchaser

Costs of environmental studies and tests	Purchaser

Escrow Fees	Purchaser l/2 Seller l/2

South Carolina State/Greenville County real estate transfer tax	Seller

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees	Purchaser or Seller, as Applicable

1.3                               Notice Addresses:

Seller: Sun Life Assurance Company of Canada, One Sun Life Executive Park, SC-1307, Wellesley Hills, MA, 02481; Attn: William M. Barres, Telephone: 781.446.1159; Facsimile: 781.304.5525 with a copy to Joanne M. Schreiner, Esq., 1900 Chemed Center, 255 East Fifth Street, Cincinnati, OH 45202.

Purchaser: Inland Real Estate Acquisitions, Inc., 2901 Butterfield Road, Oak Brook, Illinois, 60523; Attn: Joseph G. Cosenza, Telephone: 630.218.4948; Facsimile; 630.218.4035, with copy to Robin Rash, Esq. The Inland Real Estate Group, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Telephone: 630.218.8000, ext. 2854; Facsimile 630.218.4900.

1.4                               Index of Certain Additional Defined Terms:

Assignment: Subsection 7.3.2

Casualty Notice: Section 6.2

Closing: Section 7.1

Closing Agent: Section 7.1

Deed:  Subsection 7.3.1

Due Diligence Termination Notice: Section 4.4

Estoppel Certificates: Subsection 7.3.5

Improvements: Subsection 2.1.1

Intangible Personal Property: Subsection 2.1.4

Land: Subsection 2.1.1

Leases: Subsection 2.1.2

Leasing Commission Agreements: Subsection 4.1.7

Material Damage: Subsection 6.2.1

Operating Statements: Subsection 4.1.1

Permitted Exceptions: Section 5.3

Permitted Outside Parties: Section 4.7

Property: Section 2.1

Property Documents: Section 4.4

Property Information: Section 4.1

Real Property: Subsection 2.1.1

Reports: Section 4.5

Service Contracts: Subsection 4.1.5

Survey: Section 5.2

Survival Period: Section 9.3

Tangible Personal Property: Subsection 2.1.3

Taxes: Section 8.1

Tenant Receivables: Subsection 8.1.3

Title Commitment: Section 5.1

Unbilled Tenant Receivables: Subsection 8.1.3(a)

Uncollected Delinquent Tenant Receivables: Subsection 8.1.3(a)

ARTICLE 2

PROPERTY

2.1                               Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the property commonly known as the Five Forks Shopping Center, Greenville County, South Carolina, a retail shopping center containing approximately 64,173 net rentable square feet, situated on approximately 8.1 acres of land, including the following (collectively, the “Property”):

2.1.1                     Real Property.  The land described in “Exhibit A” attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anyway appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

2.1.2                     Leases.  All of Seller’s right, title and interest, in all leases of the Real Property, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3                     Tangible Personal Property.  All of Seller’s right, title and interest, without warranty, except as specifically provided herein, in  the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4                     Intangible Personal Property.  All of Seller’s right, title and interest, if any, without warranty, except as specifically provided herein, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); warranties (to the extent assignable without cost to Seller); contract rights related to the construction, operation, ownership or management of the Real Property, if any (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller) (collectively the “Intangible Personal Property”).

ARTICLE 3

EARNEST MONEY

3.1                               Deposit and Investment of Earnest Money.  Within three (3) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts if and as directed by Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account. Interest on the Earnest Money shall be deemed to accrue for the benefit of Purchaser for tax purposes, and Purchaser shall provide a U.S. federal taxpayer identification number to Escrow

Agent promptly following the deposit of the Earnest Money. Interest earned on the Earnest Money, if any, shall otherwise be deemed to be part of the Earnest Money. The parties shall, upon the Effective Date, execute the Disclosure and Escrow Agreement attached as Exhibit C.

3.2                               Form; Failure to Deposit.  The Earnest Money shall be in the form of (a) check or (b) wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.3                               Disposition of Earnest Money.  The Earnest Money shall be applied as a credit to the Purchase Price at Closing or, if elected by Purchaser, shall be returned to Purchaser.    However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire Earnest Money to Purchaser within two (2) business days following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in two (2) business days),  provided Escrow Agent notifies Seller of Purchaser’s election to terminate this Agreement prior to paying the Earnest Money to Purchaser. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is directed to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the third (3rd) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money,   In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited.   All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

DUE DILIGENCE

4.1                               Due Diligence Materials To Be Delivered.  To the extent such items are in Seller’s possession or control, Seller shall deliver to Purchaser the following (the “Property Information”) on or before the Property Information Delivery Date:

4.1.1                        Financial Information.  Copy of operating statements and a summary of capital expenditures pertaining to the Property for the twelve (12) months preceding the Effective Date of this Agreement or such lesser period as Seller has owned the Property (“Operating Statements”);

4.1.2                        Environmental Reports.  Copy of any environmental reports or site assessments related to the Property prepared for the benefit of Seller;

4.1.3                        Tax Statements.  Copy of ad valorem tax statements relating to the Property for the current tax period;

4.1.4                        Title and Survey.  Copy of Seller’s most current title insurance information and survey of the Property;

4.1.5                        Service Contracts.  Copies of the service, supply, equipment rental, and other service contracts and license agreements related to the operation of the Property (“Service Contracts”);

4.1.6                        Personal Property.  A list of Tangible Personal Property;

4.1.7                        Leasing Commissions.  A list of contingent leasing commission agreements with respect to the Leases of the Property (“Leasing Commission Agreements”); and

4.1.8.       Additional Materials.  To the extent not included in the foregoing, additional documentation listed on   Exhibit G (the “Due Diligence Items”).

4.2                               Physical Due Diligence.  Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that Purchaser must give Seller forty eight (48) hours prior telephone or written notice of any such inspection or test. At Seller’s election, a representative of Seller shall be present at any entry by Purchaser or its agents, contractors or employees (collectively, “Purchaser Parties”) upon the Property.  All persons or entities conducting tests or inspections on the Property shall be duly qualified, experienced, and, if required by the State of South Carolina, registered and licensed with the State of South Carolina for the investigations, inspections and tests which they will perform on the Property. Purchaser shall not perform any invasive or intrusive inspection, test or investigation of the Property (including, without limitation, any drillings, test borings, core samplings, or other disturbance of the Property for review of soils, compaction, environmental, structure or other conditions of the Property) without Seller’s prior written consent, which consent may be given, withheld or conditioned in Seller’s sole discretion. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least forty-eight

(48) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Following any such entry or work, unless otherwise directed in writing by Seller, Purchaser shall restore the Property to the condition it was in prior to such entry or work, including without limitation repairs to and the re-compaction or removal of any disrupted soil or material as Seller may reasonably direct. All activities, including without limitation, restoration or repair work, shall be in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials.

Purchaser and all Purchaser Parties shall, prior to commencing and at all times while performing any investigations, inspections and tests on the Property, maintain all risk commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate covering any accident arising in connection with the presence of Purchaser or Purchaser Parties on the Property, naming Seller as additional insured thereunder. All such insurance policies shall be provided by insurance companies reasonably acceptable to Seller. Prior to performing any investigations, inspections and tests on the Property, Purchaser and the Purchaser Parties performing the work shall deliver one or more certificates of insurance to Seller evidencing the insurance required hereunder. Purchaser shall indemnify, defend, protect and hold harmless Seller, its property manager, and their directors, officers, agents, employees, members, representatives and managers from any and all claims, liabilities, demands, losses, costs, expenses (including reasonable legal fees, expenses and costs of investigation), damages or recoveries, including those for injury to person or property, arising out of or relating to any such Due Diligence activities or the acts or omissions of Purchaser or Purchaser Parties on the Property.

Buyer acknowledges that extensive local, state and federal legislation and regulation establish broad liability upon owners and/or users of real property for the investigation and remediation of Hazardous Substances (as that term is defined below). Buyer acknowledges that Seller has advised Buyer to consult its own technical and legal experts with respect to the possible existence of Hazardous Substances at, on, under and near the Property and Buyer hereby assumes all risks with respect to the effect of the existence or possible existence of all Hazardous Substances. Such investigations may include searches of records of governmental offices to determine whether Hazardous Substances or any equipment or facility generating, manufacturing, producing, handling, storing, using, transporting, disposing or otherwise dealing with Hazardous Substances may have been or is located in, on, under or in the vicinity of the Property and, if so, whether any clean up, containment, removal or other remedial action must or should be taken in connection therewith. The term “Hazardous Substances” means any material, waste, chemical, compound, substance, mixture, or byproduct that is identified, defined, designated, listed, restricted or otherwise regulated under federal, state or local environmental laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “extremely hazardous material,” “hazardous waste,” “acutely hazardous waste,” “hazardous waste constituent,” “infectious waste,” “medical waste,”

“biohazardous waste,” “extremely hazardous waste,” “pollutant,” “toxic pollutant,” or “contaminant,” or any other formulation intended to classify substances by reason of properties that are deleterious to the environment, natural resources or public health or safety including, without limitation, ignitability, corrosiveness, reactivity, carcinogenicity, toxicity, and reproductive toxicity. The term “Hazardous Substances” includes without limitation any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321), (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or (vi) designated as a hazardous substance, material or waste pursuant to the Washington Model Toxics Control Act, RCW 70.105D.010 et seq.

The terms of this Section 4.2 shall survive Closing or termination of the Agreement.

4.3                               Estoppel Certificates.  Following the Effective Date, Seller will make good faith efforts to obtain from each of the tenants under the Leases, signed estoppel certificates in the form attached hereto as Exhibit F-l (the “Estoppel Certificates”). The parties acknowledge that “good faith efforts” will not be deemed to require the payment of fees or other consideration that may be required by a tenant as a condition to issuing an Estoppel Certificate; provided that Purchaser shall be under no obligation to close unless, not later than five (5) business days prior to the Closing Date, original or faxed copies of estoppel certificates have been received for the following tenants (a) Bi-Lo Supermarket and Blockbuster Video; plus (b) tenants of at least seventy-five percent (75%) of the remaining square footage of the Property currently leased to tenants, not including Blockbuster Video and Bi-Lo Supermarket (the “Required Estoppels”). Following receipt from a tenant, Seller shall fax or deliver the signed Estoppel Certificates to Purchaser for Purchaser’s approval or disapproval. Purchaser’s failure to disapprove of any Estoppel Certificate by written notice to Seller within five (5) business days after delivery of a copy thereof shall be deemed Purchaser’s approval thereof. Notwithstanding the foregoing, Purchaser shall not have the right to disapprove of any Estoppel Certificate which is in form and substance materially the same as the form attached hereto as Exhibit F-l (except as to information provided by the tenant) or in the form of estoppel certificate permitted under such tenant’s Lease and which is not materially inconsistent with the Lease of such Tenant. Furthermore, Purchaser shall not reject Estoppel Certificates with commercially reasonable markups or changes initiated by the Tenant. If any Estoppel Certificate is disapproved by Purchaser, Seller shall have the right, but not the obligation to cure such deficiencies and obtain and deliver to Purchaser, a revised Estoppel Certificate, on or before three (3) business days prior to Closing. Additionally, if Seller provides the Required Estoppels but is unable to provide an acceptable Estoppel Certificate from any remaining tenant (up to 100% of the total square footage of the Property), then Seller, not later than three (3) business days prior to Closing, shall deliver to Purchaser an Estoppel Certificate certified by Seller, to Seller’s knowledge, in the form attached hereto as Exhibit F-2 (the “Seller’s Estoppel”), which certification shall survive the Closing for a maximum period of one (1) year (provided, however, if Seller subsequently delivers a Estoppel Certificate from such tenant(s), Seller shall thereafter be released from such certification).

If, by three (3) business days prior to the Closing Date, Seller has not delivered all of the Estoppel Certificates or Seller’s Estoppel required hereunder, Purchaser shall have the right to terminate this Agreement upon written notice to Seller; provided, however, that Seller shall have the right to avoid termination of this Agreement by extending the Closing Date for one (1) period of up to fifteen (15) days for the purposes of obtaining the necessary Estoppel Certificates to satisfy the requirements of this Section 4.3 by providing written notice to Purchaser not later than two (2) days prior to the scheduled Closing Date. If Purchaser timely terminates this Agreement, the Earnest Money shall be delivered by Escrow Holder to Purchaser, and Purchaser and Seller shall not have any further liability to the other under this Agreement except those obligations expressly surviving termination of this Agreement.  Failure to obtain the Estoppel Certificates shall not be a breach of this Agreement, unless Seller has failed to make a good faith effort to obtain such Estoppel Certificates.

4.4                               Due Diligence/Termination Right.  Purchaser shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5                               Return of Documents and Reports.  If this Agreement terminates for any reason, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof.   Additionally, if this Agreement terminates for any reason, then Purchaser must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property provided Seller first delivers to Purchaser the total, actual cost of all such Reports. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same.    Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.6                               Service Contracts.  Seller shall deliver at Closing notices of termination of all Service Contracts.

4.7                               Proprietary Information; Confidentiality.  Purchaser acknowledges that the Property Documents are proprietary and confidential (except to the extent available from third parties) and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property.    Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby, or to any governmental or quasi-governmental agency to which Purchaser is legally obligated to disclose such matters, (collectively, “Permitted Outside Parties”). At any time and from time to time, within two (2) business days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents,  Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7.    In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.8                               No Representation or Warranty by Seller.  Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof.   Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller.  Except as otherwise set forth in this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except as otherwise set forth in this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.9                               Purchaser’s Responsibilities.  In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (i) not unreasonably disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party unless any such damage is repaired promptly to Seller’s satisfaction; (iv) not injure or otherwise cause bodily harm to Seller, or its respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all its tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

4.10                        Purchaser’s Agreement to Indemnify.  Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.2, 4.7 and 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser also indemnifies and holds Seller and any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.8 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5

TITLE AND SURVEY

5.1                               Title Commitment.  Purchaser shall obtain: (i) a   current  ALTA commitment for title insurance with extended coverage (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2                               New or Updated Survey.  Purchaser, at its expense, may elect to obtain a new survey or revise, modify, or re-certify Seller’s existing survey (“Survey”)  as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

5.3                               Title Review.  During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing, and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent.

Prior to the expiration of the Title and Survey Review Period, Purchaser shall notify Seller of any objections to the state of title to the Property, which objections shall be made in writing and delivered to Seller (a “Title/Survey Objection Notice”). If Purchaser shall fail to deliver a Title/Survey Objection Notice on or before the expiration of the Title and Survey Review Period, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Survey and all matters shown thereon, except those exceptions that Seller is obligated to remove as provided herein. If Purchaser delivers a Title/Survey Objection Notice, Seller may, but shall have no obligation to, within five (5) days after receipt of the Title/Survey Objection Notice (“Seller’s Election Period”), elect to eliminate or ameliorate to Purchaser’s reasonable satisfaction the disapproved title or survey matters by giving Purchaser written notice (“Seller’s Title/Survey Notice”) of those disapproved title or survey matters, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date. Any title exception disapproved by Purchaser shall be deemed ameliorated to Purchaser’s reasonable satisfaction to the extent that Seller either causes such exception to be removed from the Title Commitment or to be affirmatively insured over, if Seller does not elect to, or is unable to, eliminate or ameliorate any disapproved title or survey matters, or if Seller fails to timely deliver Seller’s Title/Survey Notice, Purchaser shall have the right, on or before five (5) days following the expiration of Seller’s Election Period, to either: (a) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (b) terminate this Agreement. Failure to take either one of the actions described in subsections (a) and (b), above, shall be deemed to be Purchaser’s election to take the action described in subsection (a), above. If Purchaser elects to terminate this Agreement as provided in subsection (b), above, this Agreement shall automatically terminate, the Earnest Money shall be delivered by Escrow Agent to Purchaser, and Purchaser and Seller shall not have any further liability to the other under this Agreement except those obligations expressly surviving termination of this Agreement.

For the purpose of this Agreement, the term “Permitted Exceptions” shall mean: the specific exceptions in the Title Commitment or Survey which were not disapproved by Purchaser as provided in this Section 5.3; matters created by, through or under Purchaser; real estate taxes not yet due and payable; tenants under the Leases; and any licensees under any Service Contracts not terminated as of Closing.

ARTICLE 6

OPERATIONS AND RISK OF LOSS

6.1                               Ongoing Operations.

6.1.1                     Leases and Service Contracts.  From the Effective Date through Closing, Seller will perform its material obligations under the Leases and Service Contracts.

6.1.2                    New Contracts.  From the Effective Date through Closing, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3                     Maintenance of Improvements; Removal of Personal Property.  From the Effective Date through Closing, subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property. Seller will maintain all policies of insurance with respect to the Property which were in effect on the Effective Date.

6.1.4                     Leasing.  From and after the date which is five (5) days prior to the expiration of the Inspection Period, Seller will not amend or terminate any existing Lease or enter into any new Lease without the consent of Purchaser.  If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease or new Lease, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease within five (5) business days after Purchaser’s receipt of the proposed amendment, termination, or new Lease. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to  have  approved such amendment, termination or new  Lease. Purchaser shall not unreasonably withhold its consent to any proposed amendment, termination or new Lease. Purchaser’s  disapproval  will  be  deemed  to  be  reasonable  if a  proposed amendment or new Lease is on terms and conditions which are not consistent with those other Leases in the Real Property, including, but not limited to, term, rentals and expense recoveries.

6.2                               Damage.  If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1                     Material.  In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers).   Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this  Agreement.     If Purchaser does not terminate  this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and credit Purchaser at Closing for the amount of the deductible, if any, and Purchaser shall assume full responsibility for all needed repairs. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $250,000.00 to repair or which, in Seller’s reasonable estimation, will take longer than one hundred eighty (180) days to repair.

6.2.2                     Not Material.  If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at Closing, assign the insurance proceeds to Purchaser and credit Purchaser at Closing for the amount of the deductible, if any.

6.3                               Condemnation.  If proceedings in eminent domain are instituted with respect to the entire Property or any portion thereof which affects (a) the Improvements; (b) any parking areas in the Property; or (c) access to a public street, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall he immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

ARTICLE 7

CLOSING

7.1                               Closing.  The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Title Company (the “Closing Agent”) (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Closing Agent in a closing escrow account.   Upon satisfaction or completion of all closing conditions and deliveries, the parties  shall direct Closing Agent to immediately record  and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2                               Conditions to Parties’ Obligation to Close.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1                     Representations and Warranties.  The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.2                     Deliveries.  As of the Closing Date, the parties shall have tendered all deliveries to be made at Closing; and

7.2.3                     Actions, Suits, etc.  There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement.

In addition, the obligation of Purchaser to consummate the transactions contemplated hereunder is conditioned upon the following:

7.2.4                     Title Policy.  The Title Company shall have issued and delivered to Purchaser, or shall have committed to issue and deliver to Purchaser, with respect to the Real Property, an Extended Coverage ALTA Owner’s Policy of Title Insurance (1992 Form) (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed (as defined in section 7.3.1, below), in the amount of the Purchase Price, insuring Purchaser as owner of good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions; and,

7.2.5                     Audit Representation Letter.  Seller shall have delivered to Purchaser the audit representation letter described in Section 13.17, in the form attached as Exhibit I, at least three (3) business days prior to the Closing Date.

7.2.6                     Leasing.  One Hundred Percent (100%) of the existing leases for the leasable space in the Real Property shall remain in effect as of the Closing Date, on the terms shown on Exhibit J.

7.2.7       Postal Annex.  Either (i) the lease with Postal Annex shall have been renewed for a minimum period of one year on the terms set forth on Exhibit J, or (ii) the Master Lease Escrow Agreement shall have been revised to provide for an additional escrow deposit equal to twelve (12) months’ rent and twelve (12) months’ CAM (as defined in the Master Lease Escrow Agreement) for Postal Annex, as shown on Exhibit J.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3                               Seller’s Deliveries in Escrow.  As of or prior to the Closing Date, Seller shall deliver in escrow to Closing Agent the following:

7.3.1                     Deed.  A limited warranty deed in a form prepared by Seller and approved by Purchaser, subject only to the Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2                     Bill of Sale, Assignment and Assumption.  A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit B attached  hereto  (the  “Assignment”),  executed and acknowledged by Seller, vesting in Purchaser, with limited warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3                     Conveyance   or  Transfer  Tax   Forms   or   Returns.  Such conveyance or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4                     FIRPTA.  A Foreign Investment in Real  Property Tax Act affidavit executed by Seller;

7.3.5                     Estoppel Certificates.  Original Estoppel Certificates as provided in Section 4.3 above to the extent not provided previously;

7.3.6                     Master Lease.  Three (3) counterparts of the Master Lease Escrow Agreement, executed by Seller.

7.3.7                     Additional Documents.  Any additional documents that Closing Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4                               Purchaser’s Deliveries in Escrow.  As of or prior to the Closing Date, Purchaser shall deliver in escrow to Closing Agent the following:

7.4.1                     Bill of Sale, Assignment and Assumption.  The Assignment, executed and acknowledged by Purchaser;

7.4.2                     Conveyance or Transfer Tax Forms or Returns.  Such conveyance or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property; and

7.4.3                     Master Lease.  Three (3) counterparts of the Master Lease Escrow Agreement, executed by Purchaser.

7.4.4                     Additional Documents.  Any additional documents that Seller, Closing Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5                               Closing Statements.  As of or prior to the Closing Date, Seller and Purchaser shall deposit with Closing Agent executed closing statements consistent with this Agreement in the form required by Closing Agent.

7.6                               Purchase Price.  At or before 11:00 a.m. local time on the Closing Date, Purchaser shall deliver to Closing Agent the Purchase Price less any portion of the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Closing Agent’s escrow account, which funds must be delivered in a manner to permit Closing Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer).

7.7                               Possession.  Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8                               Notice to Tenants.  Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit D attached hereto. This obligation on the part of Purchaser and Seller shall survive the Closing.

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

8.1                               Prorations.  At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: Tenant Receivables (defined below) and other income and rents that were due and payable prior to Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1                     Taxes.  If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing, subject to adjustment by the parties if the actual Taxes vary from the prior year’s Taxes, pursuant to Section 8.1(b). Any additional Taxes relating to the year of Closing or prior years arising solely out of a change in the use of the Real Property or a change in ownership from Seller to Purchaser shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing. At Closing, Purchaser and Seller shall determine the estimated amount of Taxes to be reimbursed by Bi-Lo Supermarkets for the period of time up to the Closing (the “Bi-Lo Tax Payment”). The amount of the Bi-Lo Tax Payment shall be calculated based on the most recently-available tax bill. The Bi-Lo Tax Payment shall be deposited by Purchaser with Escrow Agent, to be released to Seller if and when Bi-Lo Supermarkets makes the Bi-Lo Tax Payment to Purchaser (and subject to adjustment pursuant to Section 8.1.3(b)). If Bi-Lo Supermarkets fails or refuses to make the Bi-Lo Tax Payment when it is due after demand is made by Purchaser, then the Bi-Lo Tax Payment shall be released to Purchaser and Seller shall reserve all rights to pursue payment of the Bi-Lo Tax Payment from Bi-Lo Supermarkets.

8.1.2                     Utilities.  Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date or, alternatively, to take a credit for same on the settlement statement at Closing if said deposit remains in place for Buyer’s benefit.

8.1.3                     Tenant Receivables.  Rents due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a)                                  Rent and other income received from tenants under Leases after Closing shall be applied in the following order of priority: (i) first, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; and (ii) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iii) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Subsection 8.1.3(a) shall survive the Closing.

(b)                                  Not later than thirty (30) days after the date on which reconciliation for 2004 with tenants are complete (the “Final Reconciliation Date”), Seller and Purchaser shall agree upon a final reconciliation of operating expenses and/or taxes due under the Leases, and adjustments may be made to the Closing prorations (i) to the extent expenses were not prorated at Closing, or (ii) to the extent expenses were prorated at Closing based on estimates which can now be updated or verified with actual figures. Without limiting the generality of the requirements of Subsection 8.1.3(a) above, if the final reconciliation (after consideration of any escrow accounts held by Lender) shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of the Final Reconciliation Date. If the final reconciliation shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of the Final Reconciliation Date, remit said amount to Seller. There shall be no reconciliations or re-prorations from and after the Final Reconciliation Date.

8.2                               Leasing Costs.  Seller agrees to pay or discharge all leasing commissions under the Leasing Commission Agreements, costs for tenant improvements, legal fees and other costs and expenses (collectively, “Leasing Costs”) with respect to Leases executed or in force as of or prior to the Closing Date. Purchaser agrees to pay or discharge all Leasing Costs with respect to Leases executed after the Closing Date.

8.3                               Closing Costs.  Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4                               Tenant Deposits.  All tenant security deposits collected and not applied by Seller pursuant to the Leases (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing.   As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are credited or transferred to Purchaser.

8.5                               Commissions.  Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) pursuant to a separate written agreement.  Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder.  Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Other than as stated above in this Section 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable.   This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1                               Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that:

9.1.1                     Organization and Authority.  Seller has been duly organized and is validly existing as a corporation in good standing in Canada. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2                    Conflicts and Pending Actions.  There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement.   There is no action or proceeding pending or to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3                    Tenant/Leases.  As of the Effective Date, Exhibit E lists all effective leases and amendments with respect to the Property.

9.1.4                    Service Contracts.  As of the Effective Date, the list of Service Contracts includes all Service Contracts with respect to the Property.

9.1.5                    Notices from Governmental Authorities.  Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.6                    Purchase Rights.  To Seller’s knowledge, no person or entity, except Purchaser, has been granted any options, rights of first refusal or other purchase rights with respect to the Property.

9.1.7                    Condemnation.  No portion of the Property has been condemned or otherwise taken by any public authority, and Seller has no knowledge that any such condemnation or taking is threatened or contemplated.

9.1.8                    Assessments.  To Seller’s knowledge, Seller has received no notice concerning any existing or proposed special assessments or similar taxes, charges or assessments against the Property or any utility service moratoriums or other moratoriums affecting the Property.

9.1.9                    Environmental Reports.  To Seller’s knowledge, other than as may be disclosed in the Due Diligence Items, (i) no Hazardous Substances in violation of any state, federal or local law, regulation or ordinance arc contained within or located at or under the Property; (ii) there are no underground storage tanks located under the Property; and (iii) no portion of the Property is located in an area that has been designated a wetlands or other environmental protection area.

9.2                               Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date that:

9.2.1                    Organization and Authority.  Purchaser has been duly organized, is validly existing as a corporation in good standing in Illinois. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2                    Conflicts and Pending Action.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.3                               Survival of Representations and Warranties.  The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months (the “Survival Period”). No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.  Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only if the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period. The provisions of this Section 9.3 shall survive the Closing.   Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10

DEFAULT AND REMEDIES

10.1                        Seller’s Remedies.  If Purchaser fails, without legal excuse, to complete the purchase of the Property or otherwise fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.5, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder for Purchaser’s failure or breach. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property (other than a claim for money damages) that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.5, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

10.2                        Purchaser’s Remedies.  If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within six (6) months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof.

IN NO EVENT SHALL EITHER SELLER’S OR PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3                        Attorneys’ Fees.  In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, then upon the entry of a final, non-appealable judgment, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, and court costs, incurred in connection with such transaction.

10.4                      Other Expenses.  If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

10.5                        Damages.  Notwithstanding anything to the contrary contained in this Agreement, in no event whatsoever shall Purchaser or Seller have the right to seek or recover money damages from the other except for actual pecuniary loss not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in the aggregate, as a result of any breach or default by Seller or Purchaser under any of the terms of this Agreement. Each party specifically and without limitation hereby waives and relinquishes any right to seek or recover from Seller, and specifically acknowledges and agrees that in no event shall such other party be liable, any damages in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) nor for any punitive, speculative or consequential damages.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

11.1                        Disclaimers By Seller.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A DOCUMENT EXECUTED IN CONNECTION WITH THE CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER HAS NOT AT ANY TIME MADE AND IS NOT NOW MAKING, AND IT SPECIFICALLY DISCLAIMS, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER, AND GEOLOGIC FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE FAULTING, (IV) WHETHER, AND TO THE EXTENT TO WHICH THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, WETLANDS, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) THE PRESENCE OF ENDANGERED SPECIES OR ANY ENVIRONMENTALLY SENSITIVE OR PROTECTED AREAS, (VIII) ZONING OR BUILDING ENTITLEMENTS TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (IX) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (X) USAGES OF ADJOINING PROPERTY, (XI) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (XII) THE VALUE, COMPLIANCE WITH THE PLANS AND

SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTION, SUITABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE PROPERTY OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF, (XIII) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XIV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, SURFACE IMPOUNDMENTS, OR LANDFILLS, (XV) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (XVI) THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS, (XVII) TAX CONSEQUENCES, OR (XVIII) ANY OTHER MATTER OR THING WITH RESPECT TO THE PROPERTY.

11.2                        Sale “As Is, Where Is.”  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER HAS NOT MADE AND IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER, AGENT OR THIRD PARTY REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLER. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, PURCHASER ACKNOWLEDGES THAT SELLER HAS AFFORDED PURCHASER A FULL

OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NON-EXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.

11.3                        Indemnity.  Each of Purchaser and Seller agrees to indemnify and hold the other party harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue before or after Closing, based upon facts which occur before Closing (as to Seller), or after Closing (as to Purchaser), and which are in any way related to the ownership, maintenance, or operation of the Property by Seller or Purchaser and its successors and assigns.

11.4                        Survival.  THE TERMS AND CONDITIONS OF THIS ARTICLE 11 SHALL EXPRESSLY SURVIVE THE CLOSING, AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS OR THE DEED.

PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH ABOVE.

ARTICLE 12

MASTER LEASE ESCROW AGREEMENT

The parties recognize that the lease of the tenant Blockbuster Video expires in October, 2005, and that Blockbuster Video may not renew its lease. Seller and Purchaser agree that on the Closing Date, they will enter into a Master Lease Escrow Agreement substantially according to the form attached as Exhibit H. The amount to be deposited in the escrow account under the Master Lease Escrow Agreement shall be deposited into such account on the Closing Date by Seller. The amount of the escrow account and the conditions for disbursement thereof will be as set forth in the Master Lease Escrow Agreement.

ARTICLE 13

MISCELLANEOUS

13.1                        Parties Bound; Assignment.  This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, or to a real estate investment trust of which Purchaser or Purchaser’s affiliates are a sponsor (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii)  assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (iv) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing.

13.2                        Headings.  The  article,  section,  subsection,  paragraph  and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

13.3                        Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.   The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

13.4                        Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

13.5                        Survival.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

13.6                        Entirety  and  Amendments.  This Agreement  embodies  the  entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

13.7                        Time.  Time is of the essence in the performance of this Agreement.

13.8                        Confidentiality.  Purchaser shall  make no public  announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

13.9                        Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3.   Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt.   Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit.   Notice given by facsimile shall be effective upon transmission if evidenced by a confirmed receipt. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

13.10                 Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

13.11                 Calculation of Time Periods.  Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.   The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

13.12                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.   To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 13.9 other than facsimile.

13.13                 No Recordation.  Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies  set  forth in Section 10.1 hereof.

13.14                 Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

13.15                 Discharge of Obligations.  The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

13.16                 No Third Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

13.17                 Cooperation with Purchaser’s Audit.  Seller agrees, at Purchaser’s expense, to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one (1) year audit of the books and records of the Property that qualify, comply with and can be used in a public offering. Seller shall execute and deliver to Purchaser an audit representation letter in the form attached as Exhibit I.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

Sun  Life  Assurance  Company  of

Canada, a Canadian corporation

Date executed by Purchaser:	By:	/s/ Thomas V. Pedulla
	Name:	THOMAS V. PEDULLA
9.10.04	Title:	VICE PRESIDENT

	By:	/s/ William M. Barres
	Name:	WILLIAM M. BARRES
	Title:	SENIOR INVESTMENT OFFICER

PURCHASER:

Inland Real Estate Acquisitions, Inc., an Illinois Corporation

Date executed by Seller:	By:	/s/ Lou Quilici
	Name:	Lou Quilici
September 10, 2004	Title:	SR VP